Exhibit 99.1

NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. to Acquire
the Biddeford and Saco Water Company in Maine
Clinton, Connecticut, July 19, 2012 — Connecticut Water Service, Inc. (“CTWS” or “Connecticut Water”) (NASDAQ: CTWS) announced today that it has entered into an agreement to acquire the Biddeford and Saco Water Company located in the State of Maine. This transaction will add approximately $19.4 million in rate base and grows CTWS’s overall customer base by 15,500 customers, or approximately 15 percent.
This transaction will make CTWS, through its public water utility subsidiaries, the largest investor-owned water utility in the State of Maine with more than 30,000 customers, expand its presence in New England, and provide a solid platform for future growth in the northeast region. CTWS currently has $548.0 million in total assets and serves 106,000 customers, or nearly 350,000 people, throughout Connecticut and Maine. The acquisition requires the approval of the Maine Public Utilities Commission (“MPUC”), a vote of the shareholders of Biddeford and Saco Water Company, and the satisfaction of several other conditions. CTWS anticipates a closing in the fourth quarter of 2012.
"The agreement to acquire the Biddeford and Saco Water Company marks the second major acquisition Connecticut Water has announced in less than a year,” stated Connecticut Water President and CEO Eric W. Thornburg. “Combined with the January 2012 acquisition of The Maine Water Company, formerly known as Aqua Maine, Inc., the pending acquisition of Biddeford and Saco Water Company will transform us into the fastest growing investor-owned utility company across New England and provide us with a secure platform to further expand throughout the region and along the east coast.”
Maine Water serves 16,000 customers, or about 48,000 people, in 17 communities throughout the state. The Biddeford and Saco Water Company complements that acquisition with an additional 15,500 customers in the southern Maine communities of Biddeford, Saco, Old Orchard Beach, and Scarborough.

Thornburg noted, “Under CTWS ownership, Biddeford and Saco Water Company will continue to build on its proud heritage and strong reputation for customer service, water quality and commitment to communities and the environment. The existing staff, office, and facilities of the company will be retained.”
He further explained, "CTWS will provide Biddeford and Saco Water Company with access to capital to make important investments in its water system and infrastructure to maintain water quality and enhance reliability of service.” The long-term vision is to leverage the economies of scale in Maine and seek opportunities over time to share staff, resources, systems and services between Maine Water and Biddeford and Saco Water Company to provide the best, most cost effective service for customers.
Under the agreement, the acquisition will be executed through a stock-for-stock merger transaction valued at approximately $11.4 million. Holders of Biddeford and Saco Water Company common stock will receive shares of CTWS common stock in a tax-free exchange. In addition, including the assumption by Connecticut Water of approximately $8.4 million in debt of Biddeford and Saco Water Company, the transaction reflects a total enterprise value of approximately $19.8 million.
Connecticut Water is one of the ten largest U.S.-based publicly-traded water utilities, and is listed on the NASDAQ Global Select Market under the ticker symbol CTWS.

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Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Connecticut Water’s proposed acquisition of the Biddeford and Saco Water Company. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving anticipated benefits or cost savings from the merger or in achieving such anticipated benefits or cost savings within the expected time frame, difficulties in integrating Biddeford and Saco Water into Connecticut Water, increased competitive pressures, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which the Company and Biddeford and Saco Water are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Connecticut Water files with the Securities and Exchange Commission (“SEC”). We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, CTWS will be filing a registration statement on Form S-4 with the SEC under the Securities Act of 1933 containing a joint proxy statement of Biddeford and Saco Water Company that also constitutes a prospectus of CTWS (the “Joint Proxy Statement/Prospectus”) and other documents regarding the proposed transaction.

Before making any voting or investment decisions, we urge investors and security holders to read the Joint Proxy Statement/Prospectus (including all amendments and supplements thereto) and other documents filed with the SEC carefully and in their entirety when they become available, because they will contain important information about CTWS, Biddeford and Saco Water and the proposed merger.

When available, copies of the Joint Proxy Statement/Prospectus will be mailed to the shareholders of Biddeford and Saco Water. Copies of the Joint Proxy Statement/Prospectus may be obtained free of charge at the SEC's web site at www.sec.gov, or by directing a request to CTWS's Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-428-3985, ext. 3056, or on our website at www.ctwater.com. Copies of other documents filed by CTWS with the SEC may also be obtained free of charge at the SEC's web site or by directing a request to CTWS at the address provided above.

CTWS and Biddeford and Saco Water and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed merger. Information regarding CTWS's directors and executive officers and their respective interests in CTWS by security holdings or otherwise is available in its Annual Report on Form 10-K filed with the SEC on March 14, 2012 and its Proxy Statement on Schedule 14A filed with the SEC on March 26, 2012. Certain information regarding BSWC's directors and executive officers is available in BSWC's Annual Report filed with the MPUC and available at the MPUC's website, mpuc.informe.org/reports. Additional information regarding the interests of such potential participants will be included in the Joint Proxy Statement/Prospectus and registration statement, and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed merger.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.